5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax:303.945.7991

December 13, 2021

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E. Washington, D.C. 20549

Re: Kona Gold Beverages, Inc.
Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated December 7, 2021, of Kona Gold Beverages, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO